STOCK PURCHASE AND SALE AGREEMENT


	This Stock Purchase and Sale Agreement (the "Agreement") is entered into as of this 31st day of January, 2002 by and among Cambex Corporation, a Massachusetts corporation (the "Buyer"), Super PC Memory, Inc., a California corporation (the "Company") and the persons identified on the signature page hereto as Sellers (each individually a "Seller" and collectively, the "Sellers").


W I T N E S E T H :

	WHEREAS the Sellers are the owners of all of the issued and outstanding shares of capital stock of every kind and description of the Company (said shares being herein referred to as the "Shares");

	WHEREAS the Sellers desire to sell the Shares and the Buyer desires to purchase the Shares upon the terms and conditions set forth herein; and

	WHEREAS the Buyer and the Sellers desire to enter into certain other agreements for their mutual benefit;

	NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, intending to be legally bound the parties hereby agree as follows:


                  ARTICLE I  PURCHASE AND SALE OF THE SHARES

	SECTION 1.01 Purchase and Sale of the Shares. On the basis of the representations, warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.04), each Seller shall sell his Shares to the Buyer, and the Buyer shall purchase such Shares from each Seller, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature (together, the "Claims"). Those Shares being delivered by each of the Sellers is set forth on Schedule 1.01.

	SECTION 1.02 Purchase Price. Subject to the provisions of Section 1.03, the total consideration to be delivered to the Sellers, collectively, in exchange for the Shares (the "Purchase Price") is (i) 560,000 shares of unregistered common stock, par value $0.10 per share (the "Common Stock") of the Buyer (the "Cambex Shares"), and (ii) fifteen percent (15%) of the Company's gross profit for the period extending from the Closing Date through December 31, 2004, payable in installment payments (the
"Installment Payments"), which Installment Payments are more fully described in Exhibit 1.02 hereto. The Purchase Price will be paid to the Sellers, with each Seller being provided with his pro rata share of the Purchase Price based on his ownership interest in the Company, as follows: (a) the Cambex Shares will be delivered at the Closing to the


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Sellers, and (b) the Installment Payments will be delivered to the Sellers over three (3) years as more fully described in Exhibit 1.02 hereto.

	SECTION 1.03  Purchase Price Adjustments.

		(a)	Offsets Against the Purchase Price. The parties acknowledge
and agree that the Purchase Price has been established in part in reliance upon the representations, warranties and covenants of the Company and the
Sellers.  In the event of any damages to the Buyer as a result of any misrepresentations made in, or omissions from, the representations and warranties, or breach of warranties or covenants, of the Company or the
Sellers, the Buyer shall notify the Sellers in writing of such damages (the
"Damages Notice"), including a description of the misrepresentation or omission or breach and the estimated dollar amount of Buyer's damages arising therefrom (the "Offsetting Damages"). If Sellers have disputed Buyer's right to claim damages or the amount of such damages, then the dispute between
Sellers and Buyer shall be submitted to binding arbitration before one arbitrator in the Orange County, California office of the American
Arbitration Association in accordance with its Commercial Arbitration Rules.
The arbitrator shall have the right to first determine whether any misrepresentation or any omission to represent occurred and, if so, shall have the right to establish the amount of the Offsetting Damages.
If the arbitrator's determination of the amount of the Offsetting Damages is at least fifty percent (50%) of the amount claimed by the Buyer in the
Damages Notice, then the fees and expenses of the arbitrator shall be borne by the Sellers.  If such amount is less than fifty percent (50%) of the amount claimed by Buyer in the Damages Notice, then the fees and expenses of the arbitrator shall be borne by Buyer.

Buyer shall not be limited as to the number of times that it may assert a claim for Offsetting Damages pursuant to this Section 1.03(a). The parties agree that notwithstanding any determination of Offsetting Damages, the relief available to the Buyer pursuant to this Section 1.03(a) shall be limited to the return of the Cambex Shares plus offset against the aggregate amount of the Installment Payments. At Buyer's discretion, the Offsetting Damages may be applied against the Installment Payments pursuant to this Section 1.03(a), in which case they shall be applied against and offset the next occurring Installment Payments owing hereunder.

(b)	Net Assets on the Closing Date.   Within 60 days of Closing, Sellers
shall deliver to Buyer an audited balance sheet of the Company as of the Closing Date prepared by Weinberg & Co., S.E.C. qualified accountants (the "Closing Date Balance Sheet"), prepared in accordance with generally accepted accounting principles, prepared on a basis consistent with the preparation of the Balance Sheet (as defined in Section 2.08 hereof).

The Purchase Price to be paid by Buyer to Sellers for the Shares is premised upon the Company having total assets minus liabilities ("Net Assets") as of the Closing Date of at least Two Million One Hundred Thousand Dollars ($2,100,000.00) (the "Minimum Net Asset Amount") as set forth on the Company's Closing Date Balance Sheet. For purposes of this determination, Net Assets shall be the sum of all current assets plus other assets all as set forth in the Closing Date Balance Sheet, reduced by the amount of all current liabilities and long term liabilities as set forth in the Closing Date Balance Sheet.

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	In the event that the Company does not have Net Assets on the Closing
Date of at least the Minimum Net Asset Amount, then Buyer shall have the right to reduce the monies owing to the officers of the Company pursuant to the "Loan to Officers" referred to on the Closing Date Balance Sheet (the "Officers' Loan") by the difference between the Minimum Net Asset Amount and
the Net Assets (such difference, the "Net Asset Shortfall").    Son T.
Pham, who is the sole creditor under the Officers' Loan, hereby agrees to any such reduction in the payments owing to him in connection with the Officers' Loan in accordance with the terms of this Section 1.03(b). If the Net Asset Shortfall exceeds the amount of the Officers' Loan, then the Purchase Price shall be reduced by such excess by offsetting such excess against the Installment Payments (beginning with the next occurring Installment Payment).

	(c)	Shortfall in the Company's Assets.  In the event that the assets of the Company are not, in kind or amount, as reflected on the Closing Date Balance Sheet, then the Buyer shall have the right to be compensated for any shortfall in such assets (the "Shortfall"). First, the Officers' Loan shall be reduced by the Shortfall. Son T. Pham, who is the sole creditor under the Officers' Loan, hereby agrees to any such reduction in the payments owing to him in connection with the Officers' Loan in accordance with the terms of this Section 1.03(c). If the Shortfall exceeds the amount of the Officers' Loan (such excess, the "Excess Shortfall"), then the Purchase Price shall be reduced by the Excess Shortfall. This reduction in the Purchase
Price shall be accomplished, at Sellers' unanimous discretion, by one or a combination of the following: (i) offset against the Installment Payments, and (ii) return of the Cambex Shares, based on the fair market value of such shares at the time they are returned to Buyer. In the event that Buyer has a claim pursuant to this Section 1.03(c), Buyer shall first provide written notice to the Sellers setting forth in such notice a description of the claim, and if within ten (10) business days Buyer has not received a response from the Sellers, then Buyer shall be permitted to setoff such amount immediately against the balance then owing under the Officers' Loan and recover the balance by reducing or recovering the Purchase Price as provided in the preceding sentence. If the Sellers do dispute in a timely manner
Buyer's claim, then the dispute between Sellers and Buyer shall be submitted to binding arbitration before one arbitrator in a California office of the American Arbitration Association in accordance with its Commercial Arbitration Rules. The fees and expenses of the arbitrator shall be borne one-half by Sellers and one-half by Buyer. For as long as the Sellers may have any liability to the Buyer pursuant to this Section 1.03, the Sellers agree that the Cambex Shares shall not be sold, transferred or otherwise encumbered by Sellers, and further that the Cambex Shares shall be pledged by Sellers and retained in escrow pursuant to a Pledge Agreement in substantially the form of Exhibit 1.03A hereto and an Escrow Agreement in substantially the form of Exhibit 1.03B hereto.

Buyer's rights under each of subsections 1.03(a), (b) and (c) are exclusive and separate from each other and Buyer's enforcement of its rights under one such subsection shall not limit Buyer's right to enforce any of its rights under any other such subsection of this Section 1.03. Subject to the limitations on survival contained elsewhere in this Agreement, the terms of this Section 1.03 shall survive the Closing.

	Buyer shall not be entitled to offset any amounts under this Section
1.03 until such time as claims for offsets hereunder shall exceed $10,000 (the "Offset Basket") however Sellers shall be subject to the provisions of this Section 1.03 in respect of all claims which make up the Offset

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Basket once the Offset Basket has been reached.  The Offset Basket need not thereafter be reached again by Buyer in order to assert additional claims under this Section 1.03.

	SECTION 1.04 Closing. Subject to the satisfaction or waiver of each of the conditions set forth in Articles VI and VII of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place within five (5) business days of receipt of a firm commitment letter from an approved lender, the form of which letter and the identity of which lender shall be satisfactory to Buyer in its sole discretion, or on such other date as the parties shall agree (the "Closing Date").

	At the Closing:

A.	The Sellers shall deliver or cause to be delivered to the
Buyer the following:

(i)	Certificates for the Shares in the names of the Sellers duly endorsed to the Buyer, or accompanied by separate stock assignments;

(ii)	The certificates required by Sections 6.04 and 6.05;

(iii)	The opinion of counsel required by Section 6.07;

(iv)	The resignations referred to in Section 6.09;

(v)	A copy of the resolutions of the Company, certified by its
Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of the Company in carrying out the terms and provisions hereof;

(vi)	A certified copy of the Articles of Incorporation of the
Company, a copy of the By-laws of the Company, and a Certificate of Good Standing of the Company in California, all as certified by the Secretary of the Company to be true and complete as of the date of the Closing, provided that if the Certificate of Good Standing is not available by the Closing due to the scheduling procedures (i.e., backlog) of California State offices, this Certificate will be delivered as shortly after the Closing as it is available;

(vii)	A waiver or consent from the Company and each of the
Sellers waiving any rights of first refusal to acquire the Shares;

(viii) All of the books, data, documents, instruments and other records relating to the Company including without limitation the original incorporation documents, foreign qualifications, By-laws, minute book, stock record book, contracts and

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agreements referred to in Section 2.34 which delivery shall be deemed to have occurred if all the foregoing are located at the Company's offices;

(ix) The Employment and Non-Competition Agreements of
Simon Le and Richard Schaefer in substantially the forms of Exhibits 1.04A(1) and 1.04A(2) and the Non-Competition
Agreements referenced in Section 4.13; and

(x) A mutually satisfactory agreement by and between Buyer and Stracon which may provide for, among other items, a continuation of the Company's lease with Stracon, non-competition provisions, and a services arrangement with Stracon, all on terms and conditions satisfactory to Buyer in its sole discretion (the "Stracon Agreement"), in substantially the form of Exhibit 1.04A(3) hereto.

B. The Buyer shall deliver or cause to be delivered to the Sellers the following:

(i)	The Cambex Shares;

(ii)	The certificates required by Sections 7.01 and 7.02; and

(iii)	A copy of the resolutions of the Buyer certified by its
Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of the Buyer in carrying out the terms and provisions hereof; and

(iv)	A Uniform Commercial Code financing statement (UCC-1)
securing performance by Buyer of its obligations to Seller under this Agreement with the stock and assets of the Company, including, but not limited to, Company's receivables and inventory. Seller's rights thereunder shall be subject to the terms of a Security Agreement in substantially the form of Exhibit 1.04B hereto, a Pledge Agreement in substantially the form of Exhibit 1.04C hereto (the "Pledge Agreement") and an Escrow Agreement in substantially the form of Exhibit 1.04D hereto (the "Escrow Agreement") and junior and subordinated to any security interest or other liens then existing and/or thereafter arising in favor of any bank, other institutional lenders to the Company or other third party provider(s) of financing to the Company.

C. The parties agree to deliver such further documents, resolutions, certificates and instruments as any party or his, her or its counsel reasonably requests to facilitate the consummation of the transactions contemplated hereby.

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	SECTION 1.05  Further Assurances.  At any time and from time to time after the Closing Date, at the request of any party hereto and without further consideration, the Buyer and each Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively evidence the consummation of the transactions contemplated herein, including, without limitation, to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, the Shares.


ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SELLERS

	As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:


	SECTION 2.01 Title to Shares. Each Seller owns his or her respective Shares beneficially and of record, free and clear of all Claims, in the manner specified on Schedule 2.01 hereto. There is no restriction that at the Closing will not have been waived or for which a consent will not have been obtained affecting the ability of each Seller to transfer the legal and beneficial title and ownership of the Shares to the Buyer and, upon delivery thereof to the Buyer pursuant to the terms of this Agreement and of delivery of the Cambex Shares at the Closing in accordance with the terms of Section 1.02 hereto, the Buyer will acquire record and beneficial title to the Shares free and clear of all Claims.

	SECTION 2.02 Sellers' Authority to Execute and Perform Agreement. Each Seller has the full legal right and power and all authority and approval required by law to enter into this Agreement and to perform his or her obligations hereunder. Each Seller has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms. On the Closing Date, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by each Seller will (a) conflict with or result in any violation of any trust agreement, certificate of incorporation, By-law, judgment, decree, order, statute or regulation applicable to each Seller or to the Shares of each Seller, or any breach of any agreement to which any Seller is a party or by which each Seller or his or her Shares is bound, or constitute a default thereunder, or result in the creation of any Claim of any kind or nature on, or with respect to, his or her Shares, or (b) result in any violation of, or be in conflict with, or constitute a default under, any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to any Seller.

	SECTION 2.03 Capitalization. The authorized, issued and outstanding capital stock of the Company consists on the date hereof, and will on the Closing Date consist solely of 100,000 shares of Common Stock, par value $1.00 per share, of which 68,628 shares are issued and outstanding and owned by the Sellers, free and clear of all Claims except as set forth on
Schedule 2.03, in each case with no personal liability attaching to the ownership thereof. All of such shares are duly authorized, validly issued, fully paid and non-assessable and were issued in full compliance with all federal, state and local rules, laws and regulations. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company's Articles of Incorporation, as amended, a

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copy of which has been provided to the Buyer and is attached hereto as
Exhibit 2.03, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws. There are, and at the Closing Date there will be, no shares of the Company reserved for issuance. As of the date hereof there are, and as of the Closing Date there will be, no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), joint venture, partnership or other commitments of any nature relating to shares of the capital stock of the Company. As of the date hereof there is, and as of the Closing Date the Company will have, no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

	SECTION 2.04 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be licensed or qualified would have a material adverse effect on the Company.

	SECTION 2.05 Subsidiaries. The Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (b) control, directly or indirectly, any other entity.

	SECTION 2.06 Corporate Power and Authority; Ownership. The Company has the corporate power and authority to own and hold its properties and to carry on its business as presently conducted and contemplated, by the Sellers, to be conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Company have been duly executed and delivered by, and constitute the legal, valid and binding obligation of, the Company enforceable against the Company in accordance with their terms.

	SECTION 2.07 Validity, Etc. Except as set forth in Schedule 2.07, the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will not (i) violate, conflict with or result in any breach of any trust agreement, Articles of Incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Sellers or the Company, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Company or increase or otherwise offset the obligations of the Company under any law, rule, regulation, judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Company or any of its assets or the consummation of the transactions contemplated hereby or thereby, except for such defaults
(or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have

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been obtained in writing and provided to the Buyer, (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, (v) result in the creation of any Claim upon the Shares or any assets of the Company or (vi) require the authorization or consent of any third parties.

	SECTION 2.08 Financial Statements. The Company has previously furnished to the Buyer, and attached hereto as Schedule 2.08, the balance sheet and income statement of the Company as at August 31, 2001 (the "Balance Sheet") and the Balance Sheet and related statements of income and cash flow and notes thereto for the fiscal years ended December 31, 2000, and December 31, 1999, and the Company shall furnish to Buyer the Closing Date Balance Sheet in accordance with Section 1.03(b) hereto. All such financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied with prior periods (with the exception of the lack of notes thereto for the interim Financial Statements) and were prepared from the books and records of the Company which books and records are complete and correct in all respects and accurately reflect all transactions of the Company's business. The Financial Statements fairly present the financial position of the Company as of the dates thereof, and the results of its operations and cash flows for the periods ended on the dates thereof. The Financial Statements reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses as required by generally accepted accounting principles. Except as set forth in Schedule 2.10, since the date of the Balance Sheet, (a) there has been no change in the assets, liabilities or financial condition of the assets of the Company from that reflected in the Balance Sheet except for changes in the ordinary course of business consistent with past practice and which have not been materially adverse and
(b) none of the business, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Company has disclosed to the Buyer the basis of accounting for affiliated transactions, and the Company has delivered to the Buyer complete and correct copies of all letters of representation from the Company delivered to the accountants in connection with the preparation of such Financial Statements, and all management letters from the accountants to the Company.

	SECTION 2.09 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet, the Company does not have any liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise except for liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth on Schedule 2.09, to the best of the Sellers' knowledge there is no basis for the assertion against the Company of any liability or obligation not fully reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof. Except as set forth on Schedule 2.09, the Company is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the Company's business.

	SECTION 2.10 Absence of Adverse Change; Conduct of Business. Except as set forth on Schedule 2.10, since December 31, 2000, the Company has conducted its business only in the ordinary course of business consistent with past practice, there has been no material adverse change in the business of the Company and there is no known condition or development or contingency of any kind existing or which, so far as reasonably can be foreseen by the Sellers, may result in any such change and the Company shall continue to operate its business in the ordinary course of business from the date hereof through the Closing Date. Over such period, the Company shall

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not redeem any stock or make any capital expenditures in excess of an aggregate of $25,000 or do any other acts outside the ordinary course of business, unless such acts or expenditures are explicitly agreed to in writing by Buyer. Without limiting the foregoing, except as set forth on
Schedule 2.10, since December 31, 2000, there has not been, occurred or arisen:

		(i)	any material adverse change in the business or any material
change in the operations of the business of the Company, or sale or other disposition of any right, title or interest in or to any assets or properties used in the business or any revenues derived therefrom;

		(ii)	any material adverse change in the working capital,
financial condition, assets, liabilities or business of the Company;

		(iii)	any loan, advance, agreement, arrangement or transaction
between the Company and any employees of the Company or its affiliates, or any business or entity in which the Company, its affiliates, or an employee of either has any direct or indirect interest, except for compensation at rates not exceeding the rates of compensation in effect as of December 31, 2000 and advances made to employees of the Company for ordinary and customary business expenses in reasonable amounts in the ordinary course of business consistent with past practice;

		(iv)	any sale, assignment, transfer or grant of any license or
sublicense with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset used or useful in the business of the Company;

		(v)	any grant, incurrence, discharge or satisfaction of any
lien or encumbrance affecting or relating to any asset of the Company;

		(vi)	any incurrence or payment of any material obligation or
liability (absolute, accrued or contingent) other than current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice;

		(vii)	any mortgage or pledge of, or any lien placed on, any
assets of the Company, tangible or intangible, other than liens for current real property taxes not yet due and payable, except for (a) warehousemen's mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business consistent with past practice securing sums which are not overdue, (b) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation, (c) deposits to secure public or statutory obligations of the Company or (d) deposits to secure surety, appeal or customs bonds in the ordinary course of business consistent with past practice (collectively "Permitted Liens");

		(viii)		any material transaction (which shall mean any
transaction or series of transactions totaling $25,000 or more) except in the ordinary course of business consistent with past practice;

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		(ix)	other than in the ordinary course of business, any
execution, amendment or modification of any material contract, agreement, franchise, permit, or license;

		(x)	any declaration, setting aside or payment of any dividend
or other distribution on or in respect of any shares of the Company's capital stock, or any issuance or direct or indirect redemption, retirement, purchase or other acquisition by the Company of any shares of its capital stock or other securities;

		(xi)	any change by the Company in accounting methods, principles
or practices or any change in depreciation or amortization policies or rates therefore adopted by it;

		(xii)	any material adverse change in, relating to, or affecting
the condition, assets, personnel, properties, liabilities or business of the Company, including, without limitation, any material decline in sales volume from the prior year period, any material loss, through resignation, incapacity or otherwise, of the services of any key personnel, any loss of a material source of supply, or any material loss, damage or destruction to any assets of the Company;

		(xiii)	any change in the charter or By-laws of the Company;

		(xiv)	any waiver by the Company of any right or rights (alleged,
contingent or otherwise), or of any payment, direct or indirect, of any liability of the Company in excess of $1,000 in any single instance or $10,000 in aggregate (i) before the same became due in accordance with its terms and (ii) otherwise than in the ordinary and usual course of business consistent with past practice;

		(xv)	any payment or commitment entered into since December 31,
2000 by the Company to pay any bonus, severance, pension, termination or special compensation of any kind to any of its officers, directors, consultants, agents, or employees, any increase in the rate of compensation payable or to become payable to any of its officers, directors, consultants, agents or employees, except for increases in the ordinary course of business consistent with past practice, which increases (a) with respect to employees subject to collective bargaining agreements, were in accordance with such agreements and (b) with respect to all other employees, were not in excess of an average of 5% per annum in the aggregate or 7% per annum for any individual;

		(xvi)	any purchase, sale, transfer, abandonment or other
disposition of assets by the Company, other than purchases, sales, or leases of property in the ordinary course of business consistent with past practice;

		(xvii)	any merger or consolidation of or by the Company with
any other corporation, or any acquisition by it of all or any part of the stock or the business or assets, other than inventory or equipment in the ordinary course

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of business consistent with past practice, of any other person, firm, association, corporation or business organization;

		(xviii)	any material damage, destruction or loss (whether or
not covered by insurance) to any properties or assets of the Company;

		(xix)	any execution, termination or amendment of any material
contract, agreement, franchise, permit, license or other instrument by the Company except in the ordinary course of business consistent with past practice or any loss or termination or threatened loss or termination, of any material customer or supplier of the Company;

		(xx)	any charitable contributions or any nonbusiness expense
incurred or agreed to be incurred by the Company otherwise than in the ordinary course of business;

		(xxi)	any charge-off of any bad debt by the Company except in the
ordinary course of business consistent with past practice and which was covered by reserves;

		(xxii)	any increase in any bad debt reserve of the Company
except in the ordinary course of business consistent with past practice;

		(xxiii)	any other event or condition materially and adversely
affecting the properties, assets or business of the Company; or

		(xxiv)	any understanding entered into since December 31,
2000, with respect to any commitment (contingent or otherwise) to do any of the foregoing.

	SECTION 2.11 Inventories. All of the Company's inventory reflected on the Balance Sheet or thereafter acquired (and not subsequently sold in the ordinary course of business) consist of items of a quality and quantity usable or saleable in the ordinary course of the Company's business as first quality goods at prices having a value equal to the amounts reflected on the Balance Sheet or, with respect to after-acquired inventory, at least equal to the cost thereof plus markups consistent with past practice. Each item of such inventory is valued on the Balance
Sheet at the lower of cost or market, by the first-in first-out method, in accordance with generally accepted accounting principles. The Company's inventories and supplies are on the date hereof, and will be on the Closing Date, at normal and adequate levels for the continuation of such business in the ordinary course of business consistent with past practice.

	SECTION 2.12 Receivables. All accounts receivable and amounts due (whether notes, accounts or otherwise) of the Company (a) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, (b) represent valid obligations, (c) shall be fully collected in the aggregate face amounts thereof within a reasonable time after the issuance thereof assuming collection efforts of the nature applied before the Closing are utilized after the Closing, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed in a manner consistent with generally accepted accounting principles and as covered by reasonable reserves reflected in the Balance Sheet, and (d) are owned by the Company free of all Claims, but are subject to the provisions of the line of credit with the Company's bank(s).

No discount or allowance from any receivable has been made or agreed to (other than contingency payment discounts in the ordinary course of business consistent with past practice), and no receivable represents billings prior to actual sale of goods or provision of services.

	SECTION 2.13 Taxes. The Company has filed on a timely basis all returns, declarations, registrations, reports, claims for refunds and information returns or statements relating to Taxes (which shall mean all taxes including, without limitation, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not), including all schedules or attachments thereto, and including any amendment thereof (collectively, the "Tax Returns") and tax reports required to be filed on or before the date hereof with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all such Tax Returns were correct and complete in all respects. All Taxes, assessments and other charges which have become due or payable or are claimed to be due or payable to any governmental authority or required to be collected by the Company or are otherwise attributable to any periods ending on or before the date hereof or the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full on or prior to the Closing Date (whether or not shown on any Tax Return).

	The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no tax liens pending or threatened against the assets, properties or business of the Company. The Company has not taken or failed to take any action which could create any tax lien on any of its assets.

	The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

	No Seller or director or officer (or employee responsible for tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability (which shall mean any liability, whether known or unknown, whether assessed or unassessed, whether accrued or unaccrued, and whether due or to become due) of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for tax matters) of the Company has knowledge. Schedule 2.13 lists all federal, state, local and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. The Sellers have delivered or made available to the Buyer correct and complete copies of all federal and state income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.
Schedule 2.13 lists all tax agreements which now exist or have existed within the past five years between the Company and any taxing jurisdiction. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

	The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Sec. 6661. The Company is not a party to any tax allocation or sharing agreement. The Company has never been (nor has any liability for unpaid Taxes because it once was) a member of an affiliated group.

	SECTION 2.14  [Intentionally Deleted]

	SECTION 2.15 Litigation. Except as set forth in Schedule 2.15, there is no (a) action, suit, claim, proceeding or investigation pending or, to the best of the Sellers' knowledge, threatened against or affecting the Company (whether or not the Company is a party or prospective party thereto), at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Company or (c) governmental inquiry pending or, to the best of the Sellers' knowledge, threatened against, involving or affecting the Company, and, to the best of the Sellers' knowledge, there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of its business. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting the Company, and there are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Company or the transactions contemplated hereby. There is no litigation, action, suit, claim or legal, administrative or arbitration proceeding or investigation pending or to the Sellers' knowledge threatened which would involve, affect or impair the ability of the Company or of any Seller to perform its obligations under and pursuant to this Agreement or any of the transactions contemplated hereby or which could or would materially adverse affect the value of the Shares of the Company. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Company pending or threatened against others.

	SECTION 2.16 Certain Practices. Neither the Company nor any of its directors, officers' or employees has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) which (i) could subject the Company or the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not continued in the future, could have an adverse effect on the Company.

	SECTION 2.17 Compliance with Law. the Company is not subject to any judgment, order, writ, injunction, or decree that adversely affects, individually or in the aggregate, its businesses, operations, properties, assets or condition (financial or otherwise). The Company has complied with all, and is not in material default under any, laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. To the best of the Sellers' knowledge, there is no existing law, rule, regulation or order, and the Sellers are not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict the Company or the Buyer from, or otherwise materially adversely affect the Company or the Buyer in, conducting the Company's business in any jurisdiction in which such business is now conducted or proposed to be conducted.

	SECTION 2.18 Licenses and Permits. Schedule 2.18 lists all licenses, permits, pending applications, consents, approvals and authorizations of or from any public or governmental agency, used in or otherwise necessary in the conduct of the Company's business, (collectively, the "Permits") each of which will remain in full force and effect following the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. A description of the Permits is set forth on Schedule 2.18, including the agency or other governmental body issuing such permits, licenses and authorizations, the expiration date of such permits, licenses and authorizations, the process by which each permit, license and authorization may be renewed and, to the best of the Sellers' knowledge, the likelihood of such renewal. The Company has complied with all conditions and requirements imposed by the Permits and neither the Company nor the Sellers have received any notice of, or have reason to believe, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. To the best of the Sellers' knowledge, no other permits, licenses, variances, certificates or authorizations of a material nature are necessary or required by any governmental authority to operate the Company's business. The Company owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim, and each Permit is valid and in full force and effect, and, to the best of the Sellers' knowledge, will not be terminated or adversely affected by the transactions contemplated hereby.
The Company is in compliance with all applicable laws, rules and regulations, including, without limitation, those pertaining to the environment, hazardous waste and toxic materials, discrimination, employment and health and safety, the failure to comply with which could have a material adverse effect on the Company.

	SECTION 2.19 Labor and Employee Relations. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and neither the Company nor any Seller has knowledge of any attempt to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. There are no pending or, to the Sellers' knowledge, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company. No union representation elections relating to employees of the Company have been scheduled by any governmental agency or authority, to the Sellers' knowledge no organizational effort is being made with respect to any of such employees, and to the best of the Sellers' knowledge, there is no investigation of the Company's employment policies or practices by any governmental agency or authority pending or threatened. The Company is not currently, and has not within the last three years been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any of the Company's employees.
The Company has not experienced any work stoppages during the last three years, and to the best of the Sellers' knowledge, no work stoppage is planned.

	SECTION 2.20 Certain Employees. Set forth in Schedule 2.20 is a list of the names of all of the Company's employees and consultants, together with the title or job classification of each such person and the base annual and the total compensation paid to each such person in fiscal year 2000 and anticipated to be paid in fiscal year 2001. Except as specifically described on Schedule 2.20, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company. No person listed on Schedule 2.20 has given written or oral notice that he or she intends to terminate his or her employment with the Company or seek a material change in his or her duties or status; and, additionally, none of the persons whose name is starred on Schedule 2.20 has indicated to Sellers or otherwise in writing such an intention in any other manner.

	SECTION 2.21 Employee Benefits. Set forth on Schedule 2.21 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements to which employees of the Company are entitled. All compensation and employment arrangements, pension plans, profit sharing plans, deferred compensation and the like are in full force and effect and are fully funded as of the date hereof, and will be on the Closing Date and the Company has no withdrawal liability with respect to any thereof.

	Each employee plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") conforms to, and its operation and administration are in compliance with, all applicable requirements of ERISA. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any employee plan or against the assets of any employee plan.

		(a)	Employee Benefit Plans.  Schedule 2.21(a) contains a
complete and correct list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) covering any present or former employee of the Company and each other plan or arrangement providing for severance benefits, deferred compensation, fringe benefits, insurance benefits or any similar type of benefit or compensation covering any present or former Corporation employee (an "Employee Plan"), whether or not such Employee Plan has been terminated. The Company has provided the Buyer with complete and correct copies of the documents comprising each Employee Plan and (where applicable) the summary plan description for each Employee Plan. Each Employee Plan which is subject to ERISA conforms to, and its operation and administration are in all material respects in compliance with, all applicable requirements of ERISA including, without limitation, all funding, reporting, disclosure and fiduciary requirements. Each Employee Plan which is maintained outside of the United States and is a tax exempt approved plan has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions and, to the extent relevant, the United States. There has been no prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code with respect to any Employee Plan. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan.

(b)	Pension Plans.  The Company does not maintain an Employee Plan which is intended to be qualified under Section 401(a) of the Internal
Revenue Code ("Pension Plan")
nor any Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

   (c)	Welfare Plans.  Schedule 2.21(a) identifies each Employee Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"). No Welfare Plan involves benefits to retired employees. Each Welfare Plan subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") has complied with all requirements for continuation coverage under group health benefit plans under COBRA and there are no claims against the Company for a failure or alleged failure to comply with the COBRA continuation requirements.

	SECTION 2.22 Tangible Properties. Schedule 2.22 contains a true and complete list of each item of tangible personal property owned by or leased to the Company (the "Tangible Personal Property") which has a value in excess of $1,000. Except as shown on Schedule 2.22, the Company has good and marketable title free and clear of all Claims to the Tangible Personal Property listed as owned by it. With respect to Tangible Personal Property leased by the Company as lessee, all leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default. The Company's possession and use of such property has not been disturbed and no claim has been asserted against the Company adverse to its rights in such leasehold interests. All Tangible Personal Property is adequate and usable for the purposes for which it is currently used and has been properly maintained and repaired and each item of Tangible Personal Property, whether owned or leased, is in good operating condition and repair and has been properly maintained, subject to ordinary wear and tear. During the past three (3) years, there has not been any material interruption of the operations of the Company's business due to the condition of any of the Tangible Personal Property.

	SECTION 2.23 Owned Premises. The Company does not own any real estate.

	SECTION 2.24 Leased Premises. Schedule 2.24 sets forth the description of all real property leased and/or subleased by the Company (the "Leased Property"). The leases and subleases are in full force and effect (there existing no default under such leases or subleases or event which, with the lapse of time or notice or otherwise, would constitute a default), convey the leased real estate purported to be conveyed thereunder, and are and will be following the Closing enforceable by the Company in accordance with their terms. The Company has the right to use the Leased Property in accordance with the terms of such leases and subleases free and clear of all Claims or other interests or rights of third parties, except those which do not or would not have a material adverse effect on the Leased Property as used by the Company. The possession of the Leased Property by the Company has not been disturbed and no claim has been asserted against the Company adverse to its rights in such leasehold interests. To the best of the Sellers' knowledge, the structures it occupies which constitute the Leased Property are structurally sound, adequately maintained and are in good condition and repair consistent with the uses to which they are presently being put or intended to be put. To the best of the Sellers' knowledge, all structures, improvements and fixtures constituting the Leased Property and the current uses of the Leased Property conform to any and all applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations. No notice from any governmental body or other person has been served upon, or received by, the Company or any Seller claiming any violation of any such ordinance, law, rule or regulation, or requiring any substantial work, repairs, reclamation, construction, alterations or installation on or in connection with the Leased Property or any structure, improvement or fixture thereon which has not been complied with or that any right of access or other right enjoyed by the Company is being modified or terminated. There is no violation by the Company or to Sellers' knowledge by any other party of any covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of the Leased Property. There are no pending or, to the best of the Sellers' knowledge, threatened condemnation or similar proceedings or assessments affecting the Leased Property, nor is any such condemnation or assessment contemplated by any governmental authority.

	SECTION 2.25 Environmental Matters. The Company and its activities in all premises, and to the best knowledge of the Company and the Sellers, the premises themselves, occupied and used by it are in compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, and local). The Company has received no notice of, and the Sellers have no knowledge of, or reason to suspect the existence of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or the Company's predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment, or transport, or the emission, discharge, release or threatened release into the environment, of any Substance. As used in this Section 2.25, the term "Substance" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto.

	SECTION 2.26 Insurance. The Company is, and will be through the Closing, adequately insured in respect of its properties, assets and businesses with financially sound and reputable insurers against such casualties and contingencies with such types of insurance and in such amounts as is customary for companies similarly situated. Schedule 2.26 correctly describes (by type, carrier, policy number, limits, premium, and expiration date) the insurance coverage carried by the Company, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing. The Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy or binder. The Sellers are not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder. The Company has not received notice of any insurance premiums which will be materially increased in the future, with the exception of health insurance premiums. After due inquiry, the Sellers are not aware of any insurance premiums which will be materially increased in the future, with the exception of health insurance premiums and insurance premiums that may increase as a result of no longer being billed under a combined policy with the Company and Stracon. After due inquiry, the Sellers are not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

	SECTION 2.27 Outstanding Commitments. Schedule 2.27 sets forth a description of all existing contracts, agreements, understandings, commitments, licenses and franchises (collectively "Agreements"), whether written or oral, relating to the Company which involve amounts in excess of $10,000. The Company has delivered or made available to the Buyer true, correct and complete copies of all of the material Agreements specified on
Schedule 2.27 which are in writing, and

Schedule 2.27 contains an accurate and complete description of all material Agreements which are not in writing. The Company has paid in full all amounts due as of the date hereof under each Agreement identified in Schedule
2.27 and as of the Closing Date will have satisfied in full all of its liabilities and obligations thereunder due in the ordinary course of business consistent with past practice prior to the Closing. All of the Agreements described in Schedule 2.27 are in full force and effect. The Company and each other party thereto have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Agreement. The Company has no present expectation or intention of not fully performing all its obligations under each Agreement, and the Company has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party. None of such Agreements has been terminated, no notice has been given by any party thereto of any alleged default by any party thereunder, and the Sellers are not aware of any intention or right of any party to default another party to any such Agreement. There exists no actual or, to the knowledge of the Company or the Sellers, threatened termination, cancellation or limitation of the business relationship of the Company with any party to any such Agreement. Furthermore, Buyer has been informed that it is customary for the Company to consistently be late with the payment of its accounts payable to Stracon, which practice has been accepted as the normal course of business practice between the Company and Stracon, and the Company is not considered in default by reason of such late payments.

	SECTION 2.28 Intellectual Property. Schedule 2.28 sets forth a list of all customer lists, trade secret agreements with employees, training materials, selling processes, trade secrets, trade names, designs, copyrights, mask rights, trademarks, service marks, technology or the like, and all applications for any of the foregoing, (collectively "Intellectual Property") owned, controlled or used by the Company, or of which the Company is a licensor or licensee, together in each case with a brief description of the nature of such right.

	The Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary or desirable to the conduct of its business as conducted and as Sellers have proposed that it be conducted, and, except as set forth in Schedule 2.28, no Claim is pending or, to the best of the Sellers' knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and to the best of the Sellers' knowledge, there is no basis for any such claim (whether or not pending or threatened) and, except as set forth in Schedule 2.10, to the best of Sellers' knowledge, there is no Claim or basis for any Claim that a third party is infringing upon or in conflict with the asserted rights of the Company under any of its Intellectual Property. None of the Company's Intellectual Property rights will be impaired by the consummation of the transactions contemplated hereby, and to the extent enforceable prior thereto all of such rights will be enforceable immediately after the Closing without the consent or agreement of any other party. The Company has not granted any person or entity any right to use any of the Intellectual Property for any purpose.

	SECTION 2.29 Proprietary Information of Third Parties. No third party has claimed that any person employed by or affiliated with the Company has violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party. No third party has claimed that any person employed or affiliated with the Company has (a) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (b) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

No third party has requested information from the Company which suggests that such a claim might be contemplated.

	Except for its arrangements with the Company's lending bank, or otherwise as described on Schedule 2.29, none of the execution or delivery of this Agreement, or the carrying on of the Company's business as officers, employees or agents by any officer, director, employee or consultant of the Company, or the conduct or proposed conduct of the Company's business, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

	SECTION 2.30 Significant Customers and Suppliers. No one customer has accounted for 10% or more of the Company's revenue in each of the last three fiscal years. Set forth on Schedule 2.30 is a list of the ten largest customers and ten largest suppliers of the Company for the ten-month period ended January 31, 2002, together with the amount of sales or purchases attributable to such customers or suppliers expressed in dollars and as a percentage of total sales or purchases, as the case may be. Also set forth on Schedule 2.30 is a list of all of the Company's customers. No supplier which was significant to the Company during the past three years, has terminated, materially reduced or, to Sellers' knowledge, threatened to terminate or materially reduce its provision of products or services to the Company as a result of the Company's failure to comply with the requirements of such supplier. Copies of the standard forms of purchase or supply contracts of the Company and sales contracts are set forth in Schedule 2.30.

	SECTION 2.31  Banks, Brokers and Proxies.  Schedule 2.31 sets forth:

		(a)	the name of each bank, investment manager, trust company
and stock or other broker with which the Company maintains an account or from which it borrows money;

		(b)	the names of all persons authorized by the Company to
effect transactions therewith, or to have access to any safe deposit box or vault; and

		(c)	all proxies, powers of attorney, agency agreements or other
like instruments to act on behalf of the Company or the Sellers in matters concerning the business or affairs of the Company.

	SECTION 2.32 Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

	SECTION 2.33  Transactions With Affiliates.  Except as set forth on
Schedule 2.33, to the best of the Sellers' knowledge, no director, officer or employee of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

	SECTION 2.34 Records. The minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects with respect to the matters set forth therein and have been maintained in a manner consistent with good business practice. Complete and correct copies of such records have been delivered or made available to the Buyer.

	SECTION 2.35  [Intentionally omitted.]

	SECTION 2.36 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

SECTION 2.37 Cooperation and Assistance With the Transition. The Company and the Sellers shall not take any action as of, and the Sellers shall not take any action after, the Closing Date which would impair any relationships, agreements and understandings between the Company and its licensors, vendors, suppliers, customers, and employees notwithstanding the sale of all of the Shares of the Company to Buyer. Prior to the Closing Date, the Company and the Sellers, and from and following the Closing Date, the Sellers, shall cooperate with and assist Buyer in arranging any meetings with the licensors, vendors, suppliers, customers, and employees of the Company, either prior or subsequent to the Closing Date, as Buyer may reasonably request.

	SECTION 2.38 No Distributions. No dividends, distributions, disbursements or payments have been made to any of the Sellers since April 16, 2001 and there have been no other disbursements by the Company since such date, other than its payroll which was paid in the ordinary course of its business.


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER

	The Buyer represents and warrants to the Sellers as follows:

	SECTION 3.01 Investment Intent. The Buyer is acquiring the Shares for its own account and not with the view to the distribution thereof.

	SECTION 3.02 Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to purchase the Shares.

	SECTION 3.03 Buyer Power and Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by Buyer. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by Buyer have been duly executed and delivered by, and constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms.

	SECTION 3.04 Validity, Etc. Except as set forth in Schedule 3.04, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any breach of any trust agreement, certificate of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to Buyer (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which Buyer is a party.

	SECTION 3.05 Current Status of Buyer's Review Without waiving any of its ongoing rights hereunder, nor releasing Sellers or the Company of any of their ongoing obligations hereunder, Buyer acknowledges that neither the Sellers nor the Company have, through the date hereof, stated that they refuse to provide any item of due diligence information requested by Buyer.

ARTICLE IV  COVENANTS OF THE SELLERS

	The Sellers covenant and agree with the Buyer as follows:

	SECTION 4.01 Fulfillment of Conditions and Obligations. The Sellers shall perform and fulfill and cause the Company to perform and fulfill, all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

	SECTION 4.02 Access. Until the Closing, the Sellers shall give and shall cause the Company to give, the Buyer, its attorneys, accountants and other authorized representatives complete access, upon reasonable notice and at reasonable times, to the Company's offices, properties, customers, suppliers, employees, products, technology, business and financial records, contracts, business plans, budgets and projections, agreements, commitments and other documents and information concerning the Company and persons employed by or doing business with the Company, provided, however, that such access does not interfere with the Company's operations or the relationship it maintains with third parties. Following the Closing, the Sellers shall provide the Buyer with access to any and all records relating to the Company which remain in the possession of accountants, attorneys and other third parties to the extent under Sellers' control. Prior to the Closing, in order that the Buyer may have full opportunity to make such examination and investigation as it may desire of the business and affairs of the Company, the Company will, and the Sellers will cause the Company to furnish the Buyer and its representatives during such period with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of the Company and the Sellers to cooperate fully with the representatives of the Buyer in connection with such review and examination and to make full disclosure to the Buyer of all material facts affecting the Company's financial condition, business operations, properties and prospects; provided, however, that the Buyer will, through the Closing Date, hold the documents and information concerning the Company confidential in accordance with Section 10.17 hereof, and thereafter in the event that the transaction contemplated hereby is not consummated.

	SECTION 4.03 Insurance. Through the Closing, the Company shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

	SECTION 4.04 Compliance with Laws. Through the Closing, the Company shall conduct its business in compliance with all material applicable laws, rules, regulations and orders.

	SECTION 4.05 Keeping of Books and Records. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

	SECTION 4.06 Actions Prior to Closing. The Company shall conduct its Business pending the Closing only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, the Sellers shall cause the Company to conduct its business in a manner such that on the Closing Date the Company will have no obligations or liabilities except (a) those set forth on the Balance Sheet, and (b) those incurred in the ordinary course of business consistent with past practice after the date of the Balance Sheet and prior to the Closing Date and reflected accurately in its books and records. Except as expressly contemplated by this Agreement or as consented to in writing by the Buyer, during the period from the date of this Agreement to the Closing Date, the Company shall not (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares of capital stock of the Company, other than shares issuable pursuant to the terms of outstanding options and commitments disclosed in Section 2.03, or (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date thereof; (ii) redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on or in respect of any share of capital stock of the Company, make any acquisition of assets or securities, any disposition of assets or securities or any change in its capitalization, or enter into any contract or release or relinquish any contract or other rights; (v) incur any long-term debt for borrowed money or any short-term debt for borrowed money; (vi) propose or adopt any amendments to the Articles of Incorporation or By-laws of the Company; (vii) other than as contemplated or permitted by this Agreement, enter into any new employment agreements with any officers, directors or employees or grant any increases in the compensation or benefits to, or agree to pay any bonus, severance or termination payment or other special compensation to, officers, directors and employees; (viii) make any loan or advance to any of its officers, directors, consultants, agents or employees or to any member of their families or any other loan or advance outside the normal course of the Company's business and in no case shall any such loans or advances exceed ten thousand dollars ($10,000.00) in the aggregate; (ix) make or incur any charitable contributions or any nonbusiness expense; or (x) agree in writing or orally to take any of the foregoing actions or any other action which would have made any representation or warranty in this Agreement untrue.

	SECTION 4.07 Notice of Changes. Until the Closing, the Sellers shall notify the Buyer of any adverse change in the business of the Company as soon as it becomes apparent to the Sellers that any such change has occurred or may occur.

	SECTION 4.08 Preservation of Business. Until the Closing, the Company will, and the Sellers will cause the Company to, use its best efforts to preserve its business organization intact, and to preserve its goodwill. Without limiting the generality of the foregoing, the Company will, and the Sellers will cause the Company to, timely perform all obligations required of the Company or the Sellers under the contracts and permits listed on the Schedules to this Agreement

	SECTION 4.09 Litigation. The Sellers will promptly notify the Buyers of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by the Company, the Sellers or their affiliates, or against any employee, consultant or director of the Company.

	SECTION 4.10 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, (i) the Company will conduct its business in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and the consequences of events arising in the ordinary and usual course of business consistent with past practice after the date hereof and none of which would have an adverse effect on the properties, assets, operations or condition (financial or otherwise) or prospects of the Company or its business; and (ii) the Sellers will advise the Buyer promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representations or warranty of the Sellers to become untrue.

	SECTION 4.11 Obligations of Affiliates. Except as specifically set forth in this Agreement, on or before the Closing Date, the Company will, and the Sellers will cause its affiliates to, (i) cause all debts, claims and other obligations owed or required to be performed by any of the Sellers or the Company's affiliates to the Company, to be paid or discharged in full and
(ii) terminate any ongoing agreements between it on the one hand and its affiliates on the other, all without any expense to the Company (or any reduction in the gross assets reflected on the Balance Sheet or acquired since the date thereof) and so that following the Closing Date the Company shall have no obligations of any kind or nature to the Sellers or their affiliates except for those specified in this Agreement.

	SECTION 4.12 No Negotiations. Until February 28, 2002 and absent termination of this Agreement, the Sellers, the Company and the Company's officers, directors, employees, agents, affiliates, advisors and representatives, shall not, without Buyer's prior written consent, encourage, solicit or initiate any discussions or negotiations with, or provide any information to, any person or entity (or group thereof) other than Buyer and its officers, directors, employees, agents or representatives and professional advisors concerning the transactions contemplated herein for the purpose of soliciting an alternate proposal, indication of interest or letter of intent with respect to (i) the acquisition of the Shares, or any part thereof, (ii) the sale of a substantial portion of the Company's assets,
(iii) the merger of the Company and any other entity, or (iv) any similar transaction essentially designed to accomplish the goal(s) to be achieved pursuant to this Agreement or any of the transactions described in clauses
(i), (ii), or (iii) above. Sellers and the Company shall promptly notify the Buyer of the receipt of any such proposal, indication of interest or letter of intent received by Sellers or the Company.

	SECTION 4.13 Non-Competition. At the Closing, each of the Sellers will enter into and thereafter will comply with the terms of a Noncompetition and Confidentiality Agreement in substantially the form of Exhibit 4.13 hereto.

	SECTION 4.14 Resignations. The Sellers will, to the extent that Buyer so requests, cause the officers and directors of the Company and the trustees and administrators of each Employee Plan to resign on or before the Closing Date.

	SECTION 4.15 General Release. Sellers hereby release and forever discharge the Company and, as applicable, all of its directors, officers, affiliates, successors and assigns, whether past, present or future (collectively, the "Releasees"), from, on, and on account of any and all claims and agreements, except as provided herein or in the documents delivered herewith (collectively, the "Released Claims"), which the Sellers had, now have, or may ever have or acquire against the Releasees, for or by reason of any matter, act or action, omission, cause, happening or thing whatsoever, from the beginning of the world to the Closing of this Agreement. This general release of Releasees applies to all Released Claims, whether or not such Released Claims are known or unknown, suspected or unsuspected, patent or latent, in tort, contract, indemnity, or based on any other theory, whether in law or equity. Sellers hereby represent that they have not assigned or otherwise transferred any such Released Claims to any person or entity.

SECTION 4.16 Investment Representations and Warranties of Sellers. hidden Sellers represent and warrant to, and covenant and agree with, Buyer, as follows:
(a)	Investment Intent.  Sellers acknowledge that none of the Cambex Shares are registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws. The Cambex Shares are being acquired by Sellers for investment purposes only and not with a view to the distribution or resale thereof. Sellers have no present intention to sell or otherwise dispose of the Cambex Shares, except in compliance with the provisions of the Securities Act.
(b)	Information.  Sellers (i) have such knowledge and experience in financial and business affairs that they are capable of evaluating the merits and risks involved in purchasing the Cambex Shares, (ii) are able to bear the economic risks involved in purchasing the Cambex Shares, and (iii) have had the opportunity to ask questions of, and receive answers from, the Buyer and persons acting on the Buyer's behalf concerning the terms and conditions of the Cambex Shares and to obtain any additional information in connection therewith.
(c)	Accreditation.  Sellers are accredited investors within the meaning of
Regulation D of the Securities Act.
(d)	Restrictions on Transfer.
(i)	Sellers agree that they will not transfer or otherwise dispose of
(each, a "Disposition" or "Dispose") any of the Cambex Shares (or any interest therein for at least twelve (12) months after the Closing), and Sellers will cause any subsequent holder of Sellers' Cambex Shares to agree to take and hold the Cambex
Shares subject to the terms and conditions of this Agreement, if such Cambex Shares are required to include a legend pursuant to the following paragraph.

	(ii) Each certificate representing the Cambex Shares issued to Sellers or to any subsequent holder of Sellers' Cambex Shares shall include a legend in the following form; provided, however, that such legend shall not be required (and shall be removed) if a Disposition is being made in connection with a sale of Cambex Shares registered under the Securities Act, or in connection with a sale in compliance with Rule 144 under the Securities Act, as such Rule may be amended from time to time:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF OR A VALID EXEMPTION THEREFROM.

ARTICLE V  COVENANTS OF THE BUYER; MUTUAL COVENANTS OF THE PARTIES

	For purposes of Sections 5.01 through 5.08, the Buyer covenants and agree with the Sellers as follows:

	SECTION 5.01 Sellers' Designation of Board Member. Buyer agrees that until the Purchase Price is paid in full, (i) the Sellers shall be entitled to designate one of the members of the Board of Directors of the Company, who shall serve as a Director through and until the date on which the Purchase Price is paid in full, with all rights and privileges accorded to the other members of the Board, including disclosure of important events, and (ii) no more than five (5) directors shall serve on the Company's Board of Directors.

	SECTION 5.02 Fulfillment of Conditions and Obligations. The Buyer shall perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

	SECTION 5.03 Access. From and after the Closing and until such date as the Purchase Price is paid in full, upon written request of Seller, Buyer shall give and shall cause the Company to give, to the Sellers, its attorneys, accountants and other authorized representatives, access, upon reasonable notice and at reasonable times, up to once each calendar quarter as the Sellers deem necessary, to such of the Company's books and records, as is necessary for Sellers to ensure that the Purchase Price is being properly paid in accordance with the terms and conditions of this Agreement; provided however, that such access does not interfere with the Company's operations or the relationship that it maintains with third parties.

	SECTION 5.04 Insurance. From and after the Closing, Buyer shall cause the Company to maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated until such date as the Purchase Price is paid in full.

	SECTION 5.05 Compliance with Laws. From and after the Closing and until such date as the Purchase Price is paid in full, the Company shall conduct its business in material compliance with all applicable laws, rules, regulations and orders.

	SECTION 5.06 Keeping of Books and Records. From and after the Closing and until such date as the Purchase Price is paid in full, the Company shall keep records and books of account, in accordance with generally accepted accounting principles, to assure that calculation of the Installment Payments may be accurately performed.

	SECTION 5.07 Actions After Closing. Until such time as the Purchase Price has been paid in full, unless it first obtains the written consent of the Sellers, which shall not be withheld or delayed unreasonably, (a) the Company shall not issue additional shares of stock of the Company; (b) the Company shall not sell or encumber assets, other than in the ordinary course of business, which ordinary course shall include, without limitation, sales of assets to customers and encumbrances to a bank, other institutional lenders to the Company or other third party provider(s) of financing; and (c) Buyer will not sell, give, encumber or convey any of the Shares.

	SECTION 5.08 Registration Statement. Buyer agrees that it shall file a registration statement with the Securities and Exchange Commission, at any time after twelve (12) months after the Closing, upon one hundred and twenty
(120) days prior written request of Sellers, covering the Cambex Shares distributed to Sellers as part of the Purchase Price; and it shall diligently prosecute such registration statement to effectiveness to the point that the Cambex Shares issued as part of Purchase Price may be freely sold; provided Sellers shall bear all costs and expenses, including, without limitation, finance, accounting and legal, relating to such registration. Promptly upon effectiveness of such registration statement, Buyer shall provide to Sellers unlegended certificates in exchange for the legended certificates issued to Sellers at the Closing. Notwithstanding the foregoing, if after the Closing the Buyer has at least $10,000,000 in net income over any period of four (4) consecutive quarters, then Buyer agrees, upon Sellers' unanimous request, to register in a single registration all of the Cambex Shares not then registered, with all such fees borne by the Buyer, except that each Seller participating in such a registration shall bear such Seller's proportionate share (based on the number of shares sold by such Seller over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any counsel for the participating Sellers.

	SECTION 5.09 Publicity. From the date hereof, the Buyer, the Company and the Sellers agree that without the approval of the other parties hereto, which approval shall not be unreasonably withheld, and except as required by applicable Federal and state securities laws and regulations, each (a) will make no public announcement of further progress regarding the transactions contemplated hereby without the prior written consent of the other, (b) will respond to all inquiries with respect to further progress regarding the transactions contemplated hereby by stating that it is its policy not to comment on such matters, (c) will institute procedures to restrict knowledge of further progress regarding the transactions contemplated hereby to those who need to know, (d) will use its best efforts to insure that no person who has knowledge of further progress regarding the proposed transactions contemplated hereby through it will trade in the securities of the Buyer or the Sellers, and (e) will notify the other of any rumor with respect to the transactions contemplated hereby received by it. In the event either the Buyer or the Sellers determines that public disclosure of the progress of transactions contemplated hereby is necessary in public documents required to be filed by it or pursuant to the exception in the preceding sentence, it agrees to notify the other of its intention to make such disclosure and provide the other with the text of the disclosure in advance of its release to the public.

	SECTION 5.10 Employee Options. The Buyer shall grant stock options to purchase up to 160,000 shares of its Common Stock subsequent to the Closing to up to twelve (12) key employees of the Company who, and the number of shares of which (provided that no employee be granted in excess of 25,000 options), shall be designated by the Sellers, subject to the Buyer's reasonable discretion. Neither of the Sellers, nor Richard Schaefer, shall be included among such twelve (12) key employees.

	SECTION 5.11  Piggyback Registration.

(a)	Sellers' Rights.  The Buyer shall notify the Seller's in writing at least 30 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (excluding registration statements relating to any demand registration or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities,) and will afford each Seller an opportunity to include in such registration statement all or any part of the Cambex Shares then held by such Seller. Each Seller desiring to include in any such registration statement all or any part of the Cambex Shares held by such Seller shall, within 10 days after receipt of the above-described notice from the Buyer, so notify the Buyer in writing, and in such notice shall inform the Buyer of the number of Cambex Shares such Seller wishes to include in such registration statement. If a Seller decides not to include all of its Cambex Shares in any such registration statement filed by the Buyer, such Seller shall no longer have the right to include any Cambex Shares in any subsequent registration statement or registration statements as may be filed by the Buyer with respect to offerings of its securities.
(b)	Underwriting.  If a registration statement under which the Company gives notice under this Section 5.11 is for an underwritten offering, then the Company shall so advise the Sellers selling
Cambex Shares.  In such event, the right of any such Seller's Cambex
Shares to be included in a registration pursuant to this Section
5.11 shall be conditioned upon such Seller's participation in such underwriting and the inclusion of such Seller's Cambex Shares in the underwriting to the extent provided herein. All Sellers proposing to distribute their Cambex Shares through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including the Cambex Shares) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Buyer, and second to the Sellers and other holders requesting inclusion of their securities in such registration statement on a pro rata basis based on the number of securities each such holder has requested to be included in the registration. If any Seller disapproves of the terms of any such underwriting, such Seller may elect to withdraw therefrom by written notice to the Buyer and the underwriter, delivered at least 20 days prior to the effective date of the registration statement. Any securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Expenses.  All expenses incurred in connection with a registration pursuant to this Section 5.11, including, without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Buyer (but excluding underwriters' discounts and commissions), shall be borne by the Buyer. Each Seller participating in such a registration shall bear such Seller's proportionate share (based on the number of shares sold by such Seller over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering and the fees and disbursements of any counsel for the participating sellers.
(d)	Furnish Information.  It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Section 5.11 that the Sellers shall furnish to the Buyer such information regarding themselves, the Cambex Shares held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Cambex Shares.
(e)	Delay of Registration.  No Seller shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.11.
(f)	"Market Stand-Off" Agreement.  Each Seller hereby agrees that it shall not, to the extent requested by the underwriter of securities of the Buyer, sell or otherwise transfer or dispose of any Cambex Shares or other shares of stock of the Buyer then owned by such Seller (other than to donees or partners of the such Seller who agree to be similarly bound) for up to 180 days following the effective date of any registration statement of the Buyer filed under the Securities Act; provided that Sellers shall not be required to defer disposition of any greater percentage of their shares included in the registration than is required of other persons included in the registration who hold similar "Piggyback" rights.
For purposes of this Section 5.11, the term "Buyer" shall include any wholly-owned subsidiary of the Buyer into which the Buyer merges or consolidates.
In order to enforce the foregoing covenant, the Buyer shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Cambex Shares and such other shares of stock of each Seller until the end of such period. Each Seller further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.
(g)	Termination of the Buyer's Obligations.  The Buyer shall have no obligations pursuant to this Section 5.11 with respect to: (a) any request or requests for registration made by any Seller on a date more than 3 years after the date of the Closing; or (b) any Cambex Shares proposed to be sold by a Seller in a registration pursuant to this Section 5.11 if, in the opinion of counsel to the Buyer, all such Cambex Shares proposed to be sold by a Seller may be sold in a 3-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

	SECTION 5.12 No Merger. The Buyer agrees not to merge the Company with or into Buyer or any other entity prior to the earlier of (i) three (3) years from the Closing Date, or (ii) Buyer's distribution of an aggregate of Five Million Five Hundred Thousand Dollars ($5,500,000) in Purchase Price payments. For purposes of determining whether this amount of Five Million Five Hundred Thousand Dollars ($5,500,000) has been achieved at any time there shall be included in such amount the market value of the saleable Cambex Shares, all Installment Payments actually paid, and set offs against the Purchase Price.

ARTICLE VI  CONDITIONS TO THE BUYER'S OBLIGATIONS

	The obligation of the Buyer to deliver the Cambex Shares on the Closing Date and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

	SECTION 6.01 Director/Shareholder Approval. The Board of Directors of the Buyer shall have approved this Agreement and the transactions contemplated hereby.

	SECTION 6.02  [Intentionally omitted].

	SECTION 6.03 Consents. All requisite governmental approvals and consents of third parties identified on Schedule 6.03 or otherwise identified by the Sellers as required to be received to prevent any material license, permit or agreement relating to the Business from terminating prior to its scheduled termination, or any indebtedness of the Company from becoming due or being subject to becoming due as a result of the consummation of the transactions contemplated hereby, shall have been obtained.

	SECTION 6.04 Representations and Warranties True. All of the representations and warranties of the Company and the Sellers contained in this Agreement or in any Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true, correct and complete on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date. On the Closing Date, the Company and the Sellers shall have executed and delivered to the Buyer a certificate, in form and substance satisfactory to the Buyer and its counsel, to such effect.

	SECTION 6.05 Performance. The Company and the Sellers shall have performed and complied with all covenants, requirements and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. The Company and the Sellers shall have executed and delivered to the Buyer a certificate, in form and substance satisfactory to the Buyer, in writing to such effect and to the further effect that all of the conditions set forth in this Article VI have been satisfied.

	SECTION 6.06 No Adverse Change. No change shall have occurred or be threatened in the condition (financial or other) of the Company the results of its operations, properties, assets, liabilities or businesses which has been or is or is reasonably likely to be materially adverse to its operations, properties, prospects, assets or condition (financial or other) except as otherwise disclosed in any schedules to this Agreement.

	SECTION 6.07 Opinion of Counsel. The Buyer shall have received the opinion of Jacqueline Jensen, Attorney at Law, in substantially the form attached hereto as Exhibit 6.07.

	SECTION 6.08 Obligations of the Sellers. Except as contemplated by this Agreement, all debts and other obligations owed or required to be performed by the Sellers and their affiliates (or any business entity owned or controlled by the Sellers or their affiliates) with respect to the Company shall have been paid or discharged in full and performed on or before the Closing Date. All agreements between the Company and the Sellers and their affiliates shall have terminated on or before the Closing Date at no cost to the Company.

	SECTION 6.09 Resignations. The Company shall have received written resignations from Simon Le as a director and Son Pham as president of the Company

	SECTION 6.10 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a materially adverse effect on the condition, financial or otherwise, or prospects of the Company. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company or any Seller shall be pending, and neither the Company nor any Seller shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

	SECTION 6.11 Investigation Satisfactory. The Buyer shall be satisfied in all respects, in its sole and absolute discretion, with the results of its investigation of the properties, prospects, financial condition and affairs of the Company.

	SECTION 6.12 Closing Date. The Closing shall have occurred on or before February 28, 2002 or such later date as may be collectively agreed to by all of the parties hereto

	SECTION 6.13 Bank Consent. The Company's proposed primary lender, GE Capital, shall have approved of the transaction set forth in this Agreement or an equivalent lender, subject to Buyer's approval in its sole discretion, shall have approved of such transaction and either GE Capital or such other lender, as the case may be, shall have agreed to a line of credit on terms no less favorable than the Company's existing line of credit, and the Company's existing line of credit, or such replacement line of credit, shall continue to be available to the Company through the Closing and thereafter.

	SECTION 6.14  [Intentionally Omitted].

	SECTION 6.15 Closing Documents. The Sellers shall have delivered the Certificates representing the Shares, duly endorsed to the Buyer, and all of the resolutions, certificates, documents and instruments required by this Agreement.

	SECTION 6.16.  [Intentionally Omitted].

	SECTION 6.17 Approval of the Buyer. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Sellers hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer.

	SECTION 6.18 Schedules. The Buyer shall have approved, in Buyer's sole and absolute discretion, of all of the Sellers' and the Company's Schedules to this Agreement and the terms and contents set forth therein, which Schedules shall be delivered to the Buyer by the Sellers at least seven
(7) days prior to the Closing.

	SECTION 6.19 Audited Financial Statements. The financial statements of the Company for the two (2) most recent fiscal years shall have been audited and the results thereof shall be satisfactory to Buyer, in its sole and absolute discretion.

	SECTION 6.20 Stracon Agreement. Sellers shall have delivered to the Buyer the Stracon Agreement, the terms of which shall be acceptable to Buyer in its sole discretion.

ARTICLE VII  CONDITIONS TO THE SELLERS' OBLIGATIONS

	The obligation of the Sellers to sell the Shares to Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Sellers in their sole discretion:

	SECTION 7.01 Representations and Warranties to be True and Correct. The representations and warranties contained in Article III shall be true, complete and correct, on and as of the Closing Date, as if made on and as of such date.

	SECTION 7.02 Performance. The Buyer shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

	SECTION 7.03 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer shall be pending, and the Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

	SECTION 7.04 Closing Documents. The Buyer shall have delivered the Cambex Shares and all of the resolutions, certificates, documents and instruments required by this Agreement.

	SECTION 7.05 Closing Date. The Closing shall have occurred by February 28, 2002 or such later date that Sellers and Buyer shall mutually agree.

                   ARTICLE VIII  INDEMNIFICATION

	SECTION 8.01 Survival. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing for a period of three (3) years; provided, however, claims asserted under
Section 8.02, if any, which are environmental in nature, which are based upon fraud by the Company or by any of the Sellers, which relate to title to the Shares or which assert tax liability shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date. All covenants and agreements contained herein shall survive until fully performed in accordance with their terms.

SECTION 8.02 Indemnification by the Sellers. Without limitation of Buyer's rights, or Sellers' obligations, set forth elsewhere in this Agreement, and notwithstanding anything to the contrary set forth elsewhere in this Agreement, the Sellers hereby jointly and severally agree to defend, indemnify, hold harmless and reimburse the Company, Buyer and Buyer's directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of: (a) any breach (or breach in connection with an actual written claim asserted by a third party) of any representation or warranty of Sellers or the Company contained in this Agreement; and (b) any breach of any covenant or agreement of Sellers or the Company contained in the Agreement. Sellers shall reimburse the Buyer and the Company, as the case may be (the "Indemnified Person") for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not any of such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Sellers further agree that they shall not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 8.02 from all liability arising out of such claim, action, suit or proceeding.

	SECTION 8.03  Notice, Etc.  If any indemnifiable event under Section
8.02 entails litigation with parties other than the Sellers, the Sellers shall be given prompt notice thereof and shall have the obligation, at their expense, either through counsel of their choice (which counsel shall be satisfactory to the Buyer) or otherwise through counsel chosen by the Buyer to litigate, defend, settle or otherwise attempt to resolve such event. If the Sellers fail or refuse to provide a defense, the Buyer shall have the right to undertake the defense, compromise or settlement of the matter giving rise to the event, through counsel of its choice, on behalf of and at the risk of the Sellers and the Sellers shall be obligated to pay the costs, expenses and attorneys' fees incurred by the Buyer in connection therewith. In all cases, Buyer and the Sellers shall fully cooperate with any litigation, defense, settlement or other attempted resolution of the matter giving rise to the claim for indemnification hereunder. Claims for indemnification hereunder shall be asserted prior to the expiration of the survival period to which such indemnification claim relates.

	SECTION 8.04 Limitation on Indemnification. Notwithstanding any provision of this Article VIII to the contrary, Buyer shall not be entitled to assert any claim for indemnification in respect of claims for breach of representations or warranties or any other provision of this Agreement until such time as claims for indemnification shall exceed $10,000 (the "Basket") however Sellers shall be subject to the provisions of this Article VIII in respect of all claims which make up the Basket once the Basket has been reached; provided, however, that the dollar amount of such indemnification obligations may not exceed, in the aggregate, the sum of (a) the return of the Cambex Shares (or the fair market value thereof, as the case may be), (b) the aggregate amount paid by Buyer to the Sellers hereunder, and (c) the retention (or the return, as the case may be) of the Shares by, or to, the Buyer (such sum, the "Cap"), unless any Seller shall have provided information to Buyer, in connection herewith, or made representations or warranties hereunder, which (i) directly related to claims for which indemnification is sought and (ii) were fraudulent, in which event the Cap shall not apply to such claims. Notwithstanding the foregoing, the Basket shall not apply to any breach of the representations and warranties contained in Section 2.13, 2.25 or 2.31 and the Cap shall not apply to any breach of the representations and warranties contained in Section 2.13.
Notwithstanding anything to the contrary contained herein, Buyer's rights pursuant to this Article VIII with respect to each of the individual Sellers, and Buyer's right to collect money damages from each of the individual Sellers elsewhere under this Agreement, shall be limited to the multiple of (A x B), with A equal to the total amount of liability owing to Buyer and B equal to an individual Shareholder's respective percentage ownership interest in the Company as set forth in Schedule 1.01 hereto.

                       ARTICLE IX  TERMINATION

	SECTION 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

		A.	By mutual written consent duly authorized by the Boards of
Directors of the Buyer and the Sellers;

		B.	By the Buyer or the Sellers if

				(i)	any court of competent jurisdiction or other
governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, provided that this Agreement shall not be terminated pursuant to this paragraph unless the party terminating this Agreement has utilized its reasonable best efforts to oppose the issuance of such order, decree or ruling or the taking of such action;

				(ii)	the Closing has not occurred on or prior to
March 31, 2001 for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement;

(ii)	the other party breaches any of its representations, warranties or covenants attached hereto in any material respect and such breach is not promptly cured after receipt of written notice thereof by such breaching party.

		C.	By the Buyer if:

				(i)	Any of the conditions set forth in Article VI
hereof has not been satisfied on or before the Closing Date or shall have become incapable of fulfillment and shall not have been waived by the Buyer, for any reason other than a breach by the Buyer of any of its representations, warranties or agreements hereunder; or

				(ii)	If in the Buyer's good faith and reasonable
judgment there is any inaccuracy in any representations or breach of any warranty contained herein, or any failure by the Seller to perform any commitment, covenant or condition contained in this Agreement, or there exists any material error, misstatement or omission with regard to any of the
Exhibits, Schedules or other documents referred to herein, or the Buyer in its sole judgment is not satisfied with the contents of any of the Exhibits or Schedules of the Company.

		D.	By the Sellers if any of the conditions set forth in
Article VII hereof has not been satisfied on or before the Closing Date or shall have become incapable of fulfillment and shall not have been waived by the Sellers, for any reason other than a breach by any Seller of any of the representations, warranties or agreements hereunder;

Upon the occurrence of any of the events specified in this Section 9.01 (other than paragraph A hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate.

	SECTION 9.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.01, this Agreement, except for the provisions of Articles VIII, IX and X, shall forthwith become void and be of no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 9.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

	If the Sellers or the Company fails to fulfill its obligations hereunder for any reason not excused by an express provision of this Agreement, then the Buyer shall, in addition to any other remedies that it may have, have the right to bring an action in any court of competent jurisdiction to obtain specific performance of this Agreement, it being understood that the parties agree that failure of the Sellers to consummate the purchase and sale of the Shares or failure of the Sellers or the Company to perform any of their obligations contemplated by this Agreement (except for a failure excused by an express provision of this Agreement) would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer. The Sellers and the Company therefore waive all objections to the award of equitable relief for such failure.

ARTICLE X  MISCELLANEOUS

	SECTION 10.01 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

	If to the Buyer:

Cambex Corporation
360 Second Avenue
Waltham, MA 02451
Attn: Joseph F. Kruy
Telephone: (781) 890-6000
Facsimile: (781) 890-2899

	With a copy to:

		Neil H. Aronson, Esq.
		Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
		One Financial Center
		Boston, MA  02111
		Tel:	(617) 348-1809
		Fax:     (617) 542-2241

	If to the Sellers:

Son T. Pham
	c/o Super PC Memory, Inc.
	1672 Kaiser Avenue
Irvine, CA 92614

		and

		Simon Le
	c/o Super PC Memory, Inc.
	1672 Kaiser Avenue
		Irvine, CA 92614

	and

		Richard G. Schaefer
	c/o Super PC Memory, Inc.
	1672 Kaiser Avenue
		Irvine, CA 92614

	If to the Company:

	Super PC Memory, Inc.
	1672 Kaiser Avenue
	Irvine, CA 92614

	With a copy to:

Jacqueline Jensen, Esq.


All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

	SECTION 10.02 Entire Agreement. This Agreement together with the Exhibits and Schedules hereto and the other documents executed in connection herewith (together, the "Documents") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof including, without limitation, that certain letter of intent between the Buyer and the Company dated November 5, 2001. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

	SECTION 10.03 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

	SECTION 10.04 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

	SECTION 10.05 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

	SECTION 10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

	SECTION 10.07 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of The State of California, without giving effect to the conflict of law principles thereof. Notwithstanding the foregoing, all of the terms and provisions of this Agreement related to employment and protection of information and restrictions thereon, including, without limitation, all non-competition, confidentiality, trade secret and non-solicitation provisions herein and in any other documents or agreements executed in connection herewith, shall be construed in accordance with and governed by the internal laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. In the event of any confusion, disagreement or ambiguity as to which laws shall apply to a particular matter or issue, the laws of The Commonwealth of Massachusetts shall apply.

	SECTION 10.08 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Commonwealth of Massachusetts or the State of California or the United States of America. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in
Section 10.01 hereof and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section

10.08 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

	SECTION 10.09 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

	SECTION 10.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement (except with respect to the disclosure schedules regarding the Business which are the sole responsibility of the Seller) and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

	SECTION 10.11 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

	SECTION 10.12 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

	SECTION 10.13 Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

	SECTION 10.14 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated; provided, however, that all expenses billed to or incurred by the Company and the Sellers combined, up to a maximum of $25,000 (not including audit fees), in connection with this Agreement and the transactions contemplated hereby, shall be borne by the Company and, along with all audit fees, shall be offset against the Purchase Price and treated as a shortfall as more fully set forth in Section 1.03(c).

	SECTION 10.15 No Broker or Finder. Each party represents and warrants to the other that it has not dealt with any broker or finder in connection with this Agreement or the transactions provided for herein, and that no person or entity is entitled to any brokerage or finder's fee, commission or other compensation on account of any such dealings with the warranting party, except that Sellers have retained Equico Capital Markets, LLC ("Equico") and agree to pay all costs and fees owing to Equico in connection with the transactions contemplated in this Agreement. Each party shall indemnify, save and hold the other harmless from and against any and all loss, cost or expense (including, without limitation, any and all attorneys' fees related to suits, actions or judgments incident hereto), whether direct, contingent or consequential, and no matter how arising, in any way related to or arising from any breach of the representations and warranties contained in this
Section 10.15.

	SECTION 10.16  [Intentionally Omitted].

	SECTION 10.17 Confidentiality. Each party acknowledges and agrees that any information or data it has acquired from the other party, not otherwise properly in the public domain, was received in confidence. Each party hereto agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement (including obtaining financing and conducting due diligence), or use to the detriment of the disclosing party or for the benefit of any other person or persons, or misuse in any way, any confidential information of the disclosing party concerning the subject matter hereof, including any trade or business secrets of the disclosing party and any technical or business materials that are treated by the disclosing party as confidential or proprietary, including without limitation information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed by or for the disclosing party; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contacts with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; the disclosing party's internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; manufacturing processes; inventions; diagnostic techniques; and information obtained by or given to the disclosing party about or belonging to third parties.

	SECTION 10.18 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	SECTION 10.19 Definitions. For purposes of this Agreement, the following terms shall have the following meanings when used herein:

	"best knowledge of the Sellers" or "best of the Sellers' knowledge" means the actual knowledge of each of the Sellers, individually and in his respective capacity as an officer, director and/or shareholder of the Company, as well as the actual knowledge of all other directors and officers of the Company and any employee of the Company who is the head of, or otherwise in charge of, a business unit or particular function of the Company; written notice provided to the Company, regardless of any Seller's receipt or actual knowledge thereof, shall nevertheless be deemed to be within the scope of such knowledge; and the knowledge of any one Seller or person referred to herein shall be imputed to all Sellers.

	IN WITNESS WHEREOF, the Buyer and the Company have caused this Stock Purchase and Sale Agreement to be executed by their authorized representatives, and the Sellers have executed this Agreement, as of the day and year first above written.


THE BUYER:


CAMBEX CORPORATION

/s/ Joseph F. Kruy
By:       Joseph F. Kruy
Its:      President

THE COMPANY:


SUPER PC MEMORY, INC.

/s/ Son T. Pham
By:     Son T. Pham
Its:      President

THE SELLERS

/s/ Son T. Pham
SON T. PHAM


/s/ Simon Le
SIMON LE


/s/ Richard G. Schaefer
RICHARD G. SCHAEFER

EXHIBIT 1.02

The installment portion of the Purchase Price will be determined by multiplying the Gross Profit generated by the Company by 0.15 (resulting in 15% of the Gross Profit) for the period extending from the Closing Date through December 31, 2004. The Gross Profit will be calculated by subtracting the Cost of Sales from the Net Sales of the Company to customers. The Net Sales will be determined by taking the Gross Sales of the Company and subtracting therefrom returns, discounts, trade-ins, and all other customary adjustments. Consistent with the foregoing, all calculations will be made using standard accounting principles as applied to the audited financial statements of the Company.

As an exception to the general rule provided above, for purposes of determining Installment Payments, as well as the Net Income of the Company, the Gross Profit on any products sold or transferred to the Company by the Buyer (the "Cambex Products") will be calculated by multiplying the Net Sales of Cambex Products by 0.30.

The Installment Payments shall be paid as follows: Payments based upon gross profit for the most recent fiscal quarter (or in the case of the first quarter of 2002, the gross profit for the period extending from the Closing Date through the end of such quarter) will be due within ten (10) days after the Buyer's Form 10-Q Statement or Form 10-K financial statement, as appropriate, is filed with the Securities and Exchange Commission (but not later than ten (10) days after the applicable due date thereof), provided, however, if it is ever determined that a prior period's calculation of Gross Profit is subject to adjustment, the adjustment will be offset against subsequent payments; and, provided further, that cash payments will be limited to the amount of the Company's Net Income calculated cumulatively from the Closing Date through the most recent fiscal quarter, and the remainder of the Installment Payment which would otherwise be due will be deferred. Any portion of an Installment Payment which is not paid in cash and is so deferred will be paid as soon as, and to the extent that, the Company subsequently generates Net Income; but, in any event, all deferred amounts, plus a Supplemental Payment (as defined below), will be paid within ten (10) days after the Buyer's Form 10-K Statement for the year ended December 31, 2004 is filed with the Securities and Exchange Commission (but not later than ten (10) days after the applicable due date thereof). The "Supplemental Payment" shall mean a payment by Buyer equal to five percent (5%) of the Gross Profit (as determined in the first paragraph of this Exhibit 1.02) generated by the Company for its fourth quarter of fiscal year 2004.

The Installment Payments due from the Buyer, as calculated in accordance with the foregoing three paragraphs, should total, for the period extending from the Closing Date through December 31, 2004 (the "Cumulative Installment Payments"), at least a targeted amount of $5,500,000 (the "Targeted Amount"). The Targeted Amount will be adjusted down as follows: $2,000,000 of such amount is allocable to calendar year 2002; the Targeted Amount will be adjusted down proportionately for that portion of calendar year 2002 that preceded the Closing Date; the Targeted Amount shall also be reduced by the value of the saleable Cambex Shares on December 31, 2004; and the Targeted Amount shall also be reduced for any offsets which are provided for in this Agreement (the Targeted Amount, as reduced by all of the reductions described above, hereinafter referred to as the "Adjusted Targeted Amount"). No later than the date by which the Installment Payment for the fourth quarter of fiscal year 2004 would otherwise be due (the "Q4 2004 Installment Date"), Buyer will notify Sellers whether it will agree that the

Cumulative Installment Payments shall be deemed to be equal to the Adjusted Targeted Amount. If Buyer does not deem the Cumulative Installment Payments to be at least equal to the Adjusted Targeted Amount, either as a result of electing in such notice not to deem them so or as a result of failing to provide such notice, then Sellers, within 15 days of Buyer's notice regarding same (or in the absence of such notice, then within 15 days of the Q4 2004 Installment Date), shall be entitled to notify Buyer that Sellers unanimously elect to treat Buyer's failure to deem the Cumulative Installment Payments to be equal to the Adjusted Targeted Amount as an event of default under Section
1.02 of this Agreement and under Section 2 of the Pledge Agreement. If Sellers unanimously elect to treat this failure as an event of default, and timely provide Buyer with written notice thereof as well as a request for return of the Shares, they shall be entitled to a return of the Shares, however in such event, Sellers shall not be entitled, and shall have no further rights, to any additional payments from Buyer from and after such date, under this Agreement or any other agreement which was executed or contemplated in connection with this Agreement. If Sellers do not elect to treat this failure as an event of default, then Buyer's obligations shall continue in full force and effect as set forth in the foregoing three paragraphs, but this provision and Sections 5.07 and 5.12 above shall be deemed deleted from this Agreement, and this provision and such Sections shall be of no further force or effect and the Shares shall be released from escrow and immediately delivered to the Buyer. In determining Installment Payments due from Buyer hereunder, Buyer shall always be credited for all prior payments made by Buyer (except for the payment under Section 1.02(i), except that when calculating the Cumulative Installment Payments and the Adjusted Targeted Amount, Buyer shall be credited with the payment under
Section 1.02(i)) and for any offsets to which it is entitled under the provisions of this Agreement.

Notwithstanding anything to the contrary set forth in this Exhibit 1.02, once Buyer has distributed an aggregate of $5,500,000 in Purchase Price Payments (as determined in accordance with Section 5.12), then the provisions in the preceding paragraph requiring Buyer to make an election whether to deem the Cumulative Installment Payments to be equal to the Adjusted Targeted Amount and Sections 5.07 and 5.12, shall be void and of no further force or effect and shall be deemed deleted from this Agreement and the Shares shall be released from escrow and immediately delivered to the Buyer.